Exhibit 99.2

ITEM 1. FINANCIAL STATEMENTS

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Homebuilding:
Home sale revenues	$1,515,167	$1,665,030	$4,473,480	$4,402,896
Land sale revenues	676	5,928	1,176	32,107

Total revenues	1,515,843	1,670,958	4,474,656	4,435,003

Cost of home sales	(1,212,468)	(1,290,628)	(3,572,572)	(3,440,549)
Cost of land sales	(240)	(5,638)	(247)	(31,217)

Total cost of sales	(1,212,708)	(1,296,266)	(3,572,819)	(3,471,766)

Gross margin	303,135	374,692	901,837	963,237

Selling, general and administrative expenses	(168,429)	(170,815)	(498,702)	(473,210)
Income (loss) from unconsolidated joint ventures	5,426	1,231	9,760	2,643
Other income (expense)	(1,238)	(4,169)	(4,082)	(11,992)

Homebuilding pretax income	138,894	200,939	408,813	480,678

Financial Services:
Revenues	20,161	21,433	60,394	59,524
Expenses	(12,883)	(11,626)	(36,919)	(34,635)

Financial services pretax income	7,278	9,807	23,475	24,889

Income before taxes	146,172	210,746	432,288	505,567
Provision for income taxes	(52,820)	(78,398)	(157,322)	(187,798)

Net income	93,352	132,348	274,966	317,769
Less: Net income allocated to unvested restricted stock	(400)	(294)	(1,104)	(635)

Net income available to common stockholders	$92,952	$132,054	$273,862	$317,134

Income Per Common Share:
Basic	$0.84	$1.12	$2.43	$2.66
Diluted	$0.75	$0.97	$2.14	$2.34
Weighted Average Common Shares Outstanding:
Basic	110,205,460	118,338,891	112,778,362	119,188,145
Diluted	124,449,912	136,077,415	129,521,479	136,888,927
Cash Dividends Declared Per Common Share	$0.04	$0.04	$0.12	$0.12

The accompanying notes are an integral part of these condensed consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Dollars in thousands)
	(Unaudited)
Net income	$93,352	$132,348	$274,966	$317,769
Other comprehensive income, net of tax:
Unrealized gain on marketable securities, available for sale	—	—	—	39

Total comprehensive income	$93,352	$132,348	$274,966	$317,808

The accompanying notes are an integral part of these condensed consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(Dollars in thousands)
	(Unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$83,310	$191,086
Restricted cash	29,620	28,321
Inventories:
Owned	6,946,766	6,438,792
Not owned	91,944	66,267
Investments in unconsolidated joint ventures	130,692	127,127
Deferred income taxes, net of valuation allowance of $1,925 and $2,456 at September 30, 2017 and December 31, 2016, respectively	307,251	330,378
Goodwill	985,185	970,185
Other assets	235,135	204,489

Total Homebuilding Assets	8,809,903	8,356,645

Financial Services:
Cash and equivalents	46,357	17,041
Restricted cash	21,205	21,710
Mortgage loans held for sale, net	160,068	262,058
Mortgage loans held for investment, net	25,510	24,924
Other assets	15,991	26,666

Total Financial Services Assets	269,131	352,399

Total Assets	$9,079,034	$8,709,044

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$177,752	$211,780
Accrued liabilities	562,424	599,905
Revolving credit facility	295,600	—
Secured project debt and other notes payable	43,150	27,579
Senior notes payable	3,483,388	3,392,208

Total Homebuilding Liabilities	4,562,314	4,231,472

Financial Services:
Accounts payable and other liabilities	20,831	22,559
Mortgage credit facility	152,786	247,427

Total Financial Services Liabilities	173,617	269,986

Total Liabilities	4,735,931	4,501,458

Equity:
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized; 110,217,216 and 114,429,297 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	1,102	1,144
Additional paid-in capital	3,064,963	3,204,835
Accumulated earnings	1,263,318	1,001,779
Accumulated other comprehensive income (loss), net of tax	(172)	(172)

Total Stockholders’ Equity	4,329,211	4,207,586
Noncontrolling Interest	13,892	—

Total Equity	4,343,103	4,207,586

Total Liabilities and Equity	$9,079,034	$8,709,044

The accompanying notes are an integral part of these condensed consolidated balance sheets.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2017	2016
	(Dollars in thousands)
	(Unaudited)
Cash Flows From Operating Activities:
Net income	$274,966	$317,769
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from unconsolidated joint ventures	(9,760)	(2,643)
Depreciation and amortization	41,818	43,193
Amortization of stock-based compensation	14,282	11,216
Deferred income tax provision	22,972	8,118
Other operating activities	7,062	100
Changes in cash and equivalents due to:
Mortgage loans held for sale	101,968	154,622
Inventories - owned	(450,620)	(366,095)
Inventories - not owned	(56,722)	(29,192)
Other assets	(12,206)	7,665
Accounts payable	(34,028)	13,122
Accrued liabilities	(23,207)	9,787

Net cash provided by (used in) operating activities	(123,475)	167,662

Cash Flows From Investing Activities:
Investments in unconsolidated homebuilding joint ventures	(33,212)	(27,000)
Distributions of capital from unconsolidated homebuilding joint ventures	12,770	23,727
Net cash paid for acquisitions	(44,477)	—
Other investing activities	(11,113)	(5,389)

Net cash provided by (used in) investing activities	(76,032)	(8,662)

Cash Flows From Financing Activities:
Change in restricted cash	(794)	7,309
Borrowings from revolving credit facility	685,550	1,008,000
Principal payments on revolving credit facility	(389,950)	(862,000)
Principal payments on secured project debt and other notes payable	(909)	(10,389)
Principal payment on senior notes payable	(483,000)	(280,000)
Proceeds from the issuance of senior notes payable	579,125	300,000
Payment of debt issuance costs	(5,019)	(2,657)
Net proceeds from (payments on) mortgage credit facility	(94,641)	(141,524)
Repurchases of common stock	(150,014)	(137,464)
Common stock dividend payments	(13,427)	(14,264)
Issuance of common stock under employee stock plans, net of tax withholdings	(5,807)	1,868
Other financing activities	(67)	(199)

Net cash provided by (used in) financing activities	121,047	(131,320)

Net increase (decrease) in cash and equivalents	(78,460)	27,680
Cash and equivalents at beginning of period	208,127	186,594

Cash and equivalents at end of period	$129,667	$214,274

Cash and equivalents at end of period	$129,667	$214,274
Homebuilding restricted cash at end of period	29,620	29,796
Financial services restricted cash at end of period	21,205	21,799

Cash and equivalents and restricted cash at end of period	$180,492	$265,869

The accompanying notes are an integral part of these condensed consolidated statements.

CALATLANTIC GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

1. Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for Form 10-Q and include the accounts of CalAtlantic Group, Inc., its wholly owned subsidiaries, and partnerships in which CalAtlantic Group, Inc. either has a controlling interest or is deemed to be the primary beneficiary of a variable interest entity. Certain information normally included in the annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) has been omitted pursuant to applicable rules and regulations. In the opinion of management, the unaudited condensed consolidated financial statements included herein reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position as of September 30, 2017 and the results of operations and cash flows for the periods presented.

The unaudited condensed consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016. Unless the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to CalAtlantic Group, Inc. and its subsidiaries. The results of operations for interim periods are not necessarily indicative of results to be expected for the full year.

2. Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes existing accounting literature relating to how and when a company recognizes revenue. Under ASU 2014-09, a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 by one year. As a result, for public companies, ASU 2014-09 will be effective for annual reporting periods and interim periods within those annual periods beginning after December 15, 2017, and is to be applied either with a full retrospective or modified retrospective approach. We expect to adopt the new standard under the modified retrospective approach. Although we are still in the process of evaluating our contracts, we do not believe the adoption of ASU 2014-09 will have a material impact on the amount or timing of our homebuilding revenues. We are continuing to evaluate the impact the adoption of ASU 2014-09 may have on other aspects of our business and on our consolidated financial statements and disclosures.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which modifies how entities measure equity investments and present changes in the fair value of financial liabilities. Under the new guidance, entities will have to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for a new practicality exception. A practicality exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate fair value under Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements, and as such these investments may be measured at cost. ASU 2016-01 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We are currently evaluating the impact adoption will have on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), which provides guidance for accounting for leases. ASU 2016-02 requires lessees to classify leases as either finance or operating leases and to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. The lease classification will determine whether the lease expense is recognized based on an effective interest rate method or on a straight line basis over the term of the lease. ASU 2016-02 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2018. We are currently evaluating the impact adoption will have on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, Investments - Equity Method and Joint Ventures: Simplifying the Transition to the Equity Method of Accounting (“ASU 2016-07”), which eliminates the requirement to apply the equity method of accounting retrospectively when a reporting entity obtains significant influence over a previously held investment. Our adoption of ASU 2016-07 on January 1, 2017 did not have an effect on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. In connection with our adoption of ASU 2016-09 on January 1, 2017, the Company elected to apply the provisions of ASU 2016-09 related to the income statement and statement of cash flows impact of income taxes on a prospective basis, and as such, prior periods have not been adjusted. The Company made a policy election to continue to estimate forfeitures at the grant date of an award. The remaining updates required in connection with our adoption of ASU 2016-09 did not have a material effect on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows. ASU 2016-15 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We do not believe that the adoption of ASU 2016-15 will have a material effect on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which provides guidance on the classification of restricted cash in the statement of cash flows. ASU 2016-18 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We determined that upon adoption of this new standard, the Company will no longer present the changes within restricted cash in the consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations: Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business for determining whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. Once adopted, the Company will be required to analyze any future acquisitions to determine whether the transaction qualifies as a purchase of a business or an asset. Transaction costs associated with asset acquisitions will be capitalized, while transaction costs associated with a business combination will continue to be expensed as incurred. In addition, asset acquisitions will not be subject to a measurement period, as are business combinations. The adoption of ASU 2017-01 may have a future impact on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment (“ASU 2017-04”), which removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2019, and early adoption is permitted. We elected to early adopt ASU 2017-04 for the reporting period beginning January 1, 2017. Our adoption of ASU 2017-04 did not have a material effect on our consolidated financial statements.

3. Segment Reporting

We operate two principal businesses: homebuilding and financial services.

Our homebuilding operations acquire and develop land and construct and sell single-family attached and detached homes. In accordance with ASC Topic 280, Segment Reporting (“ASC 280”), we have determined that each of our four homebuilding regions and financial services operations (consisting of our mortgage financing and title operations) are our operating segments. Our four homebuilding reportable segments include: North, consisting of our divisions in Georgia, Delaware, Illinois, Indiana, Maryland, Minnesota, New Jersey, Pennsylvania, Virginia and Washington D.C.; Southeast, consisting of our divisions in Florida and the Carolinas; Southwest, consisting of our divisions in Texas, Colorado, Nevada and Utah; and West, consisting of our divisions in California, Arizona and Washington.

Our mortgage financing operation, CalAtlantic Mortgage, provides mortgage financing to many of our homebuyers in substantially all of the markets in which we operate, and sells substantially all of the loans it originates in the secondary mortgage market. Our title, escrow and insurance subsidiaries provide title, escrow and insurance services to homebuyers in many of our markets. Our mortgage financing, title, escrow and insurance services operations are included in our financial services reportable segment, which is separately reported in our condensed consolidated financial statements under “Financial Services.”

Corporate is a non-operating segment that develops and implements strategic initiatives and supports our operating segments by centralizing key administrative functions such as accounting, finance and treasury, information technology, insurance and risk management, litigation, marketing and human resources. Corporate also provides the necessary administrative functions to support us as a publicly traded company. All of the expenses incurred by Corporate are allocated to each of our four homebuilding regions based on their respective percentage of revenues.

Segment financial information relating to the Company’s homebuilding operations was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Dollars in thousands)
Homebuilding revenues:
North	$282,591	$283,060	$848,438	$710,889
Southeast	427,244	400,720	1,207,616	1,065,038
Southwest	356,952	389,160	1,099,803	1,165,797
West	449,056	598,018	1,318,799	1,493,279

Total homebuilding revenues	$1,515,843	$1,670,958	$4,474,656	$4,435,003

Homebuilding pretax income (1):
North	$25,895	$25,627	$74,492	$53,177
Southeast	30,094	31,303	85,695	84,125
Southwest	31,648	39,312	100,757	113,145
West	51,257	104,697	147,869	230,231

Total homebuilding pretax income	$138,894	$200,939	$408,813	$480,678

Homebuilding income (loss) from unconsolidated joint ventures:
North	$78	$113	$525	$486
Southeast	—	—	—	437
Southwest	252	44	515	869
West	5,096	1,074	8,720	851

Total homebuilding income (loss) from unconsolidated joint ventures	$5,426	$1,231	$9,760	$2,643

(1)	Homebuilding pretax income includes depreciation and amortization expense of $2.0 million, $4.5 million, $2.3 million and $5.3 million, respectively, in the North, Southeast, Southwest and West for the quarter ended September 30, 2017 and $1.7 million, $4.2 million, $2.8 million and $7.1 million, respectively, in the North, Southeast, Southwest and West for the quarter ended September 30, 2016. Homebuilding pretax income includes depreciation and amortization expense of $5.6 million, $12.2 million, $7.8 million and $16.1 million, respectively, in the North, Southeast, Southwest and West for the nine months ended September 30, 2017 and $4.5 million, $11.2 million, $8.6 million and $18.9 million, respectively, in the North, Southeast, Southwest and West for the nine months ended September 30, 2016.

Segment financial information relating to the Company’s homebuilding assets was as follows:

	September 30, 2017	December 31, 2016
	(Dollars in thousands)
Homebuilding assets:
North	$1,347,835	$1,181,544
Southeast	2,375,363	2,253,289
Southwest	1,895,329	1,842,869
West	2,706,155	2,500,163
Corporate	485,221	578,780

Total homebuilding assets	$8,809,903	$8,356,645

Homebuilding investments in unconsolidated joint ventures:
North	$5,829	$5,691
Southeast	162	334
Southwest	4,855	6,085
West	119,846	115,017

Total homebuilding investments in unconsolidated joint ventures	$130,692	$127,127

4. Earnings Per Common Share

We compute earnings per share in accordance with ASC Topic 260, Earnings per Share (“ASC 260”), which requires earnings per share for each class of stock to be calculated using the two-class method. The two-class method is an allocation of earnings between the holders of common stock and a company’s participating security holders. Under the two-class method, earnings for the reporting period are allocated between common shareholders and other security holders based on their respective participation rights in undistributed earnings. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and, therefore, are included in computing earnings per share pursuant to the two-class method.

Basic earnings per common share is computed by dividing income or loss available to common stockholders by the weighted average number of shares of basic common stock outstanding. Our unvested restricted stock is classified as a participating security in accordance with ASC 260. Net income allocated to the holders of our unvested restricted stock is calculated based on the shareholders’ proportionate share of weighted average shares of common stock outstanding on an if-converted basis.

For purposes of determining diluted earnings per common share, basic earnings per common share is further adjusted to include the effect of potential dilutive common shares outstanding, including stock options, stock appreciation rights, performance share awards and unvested restricted stock using the more dilutive of either the two-class method or the treasury stock method, and convertible debt using the if-converted method. Under the two-class method of calculating diluted earnings per share, net income is reallocated to common stock, unvested restricted stock and all dilutive securities based on the contractual participating rights of the security to share in the current earnings as if all of the earnings for the period had been distributed.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Dollars in thousands, except per share amounts)
Numerator:
Net income	$93,352	$132,348	$274,966	$317,769
Less: Net income allocated to unvested restricted stock	(400)	(294)	(1,104)	(635)

Net income available to common stockholders for basic earnings per common share	92,952	132,054	273,862	317,134
Effect of dilutive securities:
Interest on 1.625% convertible senior notes due 2018	94	91	1,123	1,088
Interest on 0.25% convertible senior notes due 2019	85	82	1,016	984
Interest on 1.25% convertible senior notes due 2032	48	62	752	744

Net income available to common stock for diluted earnings per share	$93,179	$132,289	$276,753	$319,950

Denominator:
Weighted average basic common shares outstanding	110,205,460	118,338,891	112,778,362	119,188,145
Effect of dilutive securities:
Share-based awards	875,214	643,602	881,500	605,860
1.625% convertible senior notes due 2018	7,174,013	7,165,845	7,174,013	7,165,845
0.25% convertible senior notes due 2019	3,642,200	3,638,080	3,642,200	3,638,080
1.25% convertible senior notes due 2032	2,553,025	6,290,997	5,045,404	6,290,997

Weighted average diluted shares outstanding	124,449,912	136,077,415	129,521,479	136,888,927

Income per common share:
Basic	$0.84	$1.12	$2.43	$2.66
Diluted	$0.75	$0.97	$2.14	$2.34

5. Stock-Based Compensation

We account for share-based awards in accordance with ASC Topic 718, Compensation - Stock Compensation (“ASC 718”), which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. ASC 718 requires all entities to apply a fair value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans.

Total compensation expense recognized related to stock-based compensation was $5.1 million and $3.7 million for the three months ended September 30, 2017 and 2016, respectively. For the nine months ended September 30, 2017 and 2016, we recognized stock-based compensation expense of $14.3 million and $11.2 million, respectively. As of September 30, 2017, total unrecognized stock-based compensation expense was $31.3 million, with a weighted average period over which the remaining unrecognized compensation expense is expected to be recorded of approximately 2.2 years.

6. Cash and Equivalents and Restricted Cash

Cash and equivalents include cash on hand, demand deposits and all highly liquid short-term investments, including interest-bearing securities purchased with a maturity of three months or less from the date of purchase. At September 30, 2017, cash and equivalents included $80.8 million of cash from home closings held in escrow for our benefit, typically for less than five days, which are considered deposits in-transit.

At September 30, 2017, homebuilding restricted cash represented $29.6 million of cash held in cash collateral accounts primarily related to certain letters of credit that have been issued. Financial services restricted cash as of September 30, 2017 consisted of $17.7 million held in cash collateral accounts primarily related to certain letters of credit that have been issued, $3.0 million related to our financial services subsidiary mortgage credit facility and $0.5 million related to funds held in trust for third parties.

7. Marketable Securities, Available-for-sale

The Company’s investment portfolio includes mainly municipal debt securities and metropolitan district bond securities, which are included in homebuilding other assets in the accompanying condensed consolidated balance sheets. As defined in ASC Topic 320, Investments-Debt and Equity Securities (“ASC 320”), the Company considers its investment portfolio to be available-for-sale. Accordingly, these investments are recorded at their fair values. The cost of securities sold is based on an average-cost basis. Unrealized gains and losses on these investments are included in accumulated other comprehensive income (loss), net of tax, within stockholders’ equity. At September 30, 2017, accumulated other comprehensive income (loss) included unrealized losses of $172,000 on available-for-sale marketable securities. Realized earnings associated with the Company’s available-for-sale marketable securities, which included interest and dividends totaled $173,000 for the nine months ended September 30, 2017, and were included in homebuilding other income (expense) in the accompanying condensed consolidated statements of operations.

The Company periodically reviews its available-for-sale securities for other-than-temporary declines in fair values that are below their cost bases, as well as whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At September 30, 2017, the Company believes that the cost bases for its available-for-sale securities were recoverable in all material respects.

The following table displays the fair values of marketable securities, available-for-sale, by type of security:

	September 30, 2017			December 31, 2016
	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Type of security:
Municipal bond and metropolitan district securities	$24,994	$(465)	$24,529	$18,563	$(465)	$18,098

The following table displays the fair values of marketable securities, available-for-sale, by contractual maturity:

September 30, 2017
(Dollars in thousands)
Contractual maturity:
Maturing in one year or less	$—
Maturing after three years	24,529

Total marketable securities, available-for-sale	$24,529

8. Inventories

a. Inventories Owned

Inventories owned consisted of the following at:

	September 30, 2017
	North	Southeast	Southwest	West	Total
	(Dollars in thousands)
Land and land under development (1)	$136,182	$993,953	$420,686	$1,335,910	$2,886,731
Homes completed and under construction	790,486	928,157	966,286	939,488	3,624,417
Model homes	57,518	112,197	102,969	162,934	435,618

Total inventories owned	$984,186	$2,034,307	$1,489,941	$2,438,332	$6,946,766

	December 31, 2016
	North	Southeast	Southwest	West	Total
	(Dollars in thousands)
Land and land under development (1)	$445,245	$1,177,646	$594,585	$1,410,264	$3,627,740
Homes completed and under construction	327,421	585,938	710,509	680,241	2,304,109
Model homes	79,306	132,968	116,575	178,094	506,943

Total inventories owned	$851,972	$1,896,552	$1,421,669	$2,268,599	$6,438,792

(1)	During the nine months ended September 30, 2017, we purchased $732.4 million of land (10,694 homesites), of which 27% (based on homesites) were located in the North, 34% in the Southeast, 18% in the Southwest, and 21% in the West. During the year ended December 31, 2016, we purchased $960.8 million of land (13,566 homesites), of which 25% (based on homesites) were located in the North, 25% in the Southeast, 24% in the Southwest, and 26% in the West.

In accordance with ASC Topic 360, Property, Plant, and Equipment (“ASC 360”), we record impairment losses on inventories when events and circumstances indicate that they may be impaired, and the future undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. We perform a detailed budget and cash flow review of all of our real estate communities (including actively selling communities, future communities and communities on hold/inactive) on a semi-annual basis throughout each fiscal year to, among other things, determine whether the community’s estimated remaining undiscounted future cash flows are more or less than the carrying value of the inventory balance. Inventories that are determined to be impaired are written down to their estimated fair value. We calculate the fair value of a community under a land residual value analysis and in certain cases in conjunction with a discounted cash flow analysis. As of September 30, 2017 and 2016, the total active and future communities that we owned were 901 and 879, respectively. During the nine months ended September 30, 2017 and 2016, we reviewed all communities for indicators of impairment and based on our review we did not record any inventory impairments during these periods.

During the 2017 second quarter, we acquired the homebuilding operations (representing approximately 19 current and future communities) from a Seattle-based developer and homebuilder for total consideration of $44.5 million, which we accounted for as a business combination in accordance with ASC Topic 805, Business Combinations. As a result of this transaction, we recorded approximately $25.7 million of inventories owned, $3.9 million of inventories not owned, $15.0 million of goodwill and $0.1 million of other accrued liabilities and other debt. As of September 30, 2017, these amounts are subject to change as we have not yet finalized the purchase price allocation of the real estate assets acquired in this transaction.

b. Inventories Not Owned

Inventories not owned as of September 30, 2017 and December 31, 2016 consisted of land purchase and lot option deposits outstanding at the end of each period, and purchase price allocated to lot option contracts assumed in connection with business acquisitions. Under ASC Topic 810, Consolidation (“ASC 810”), a non-refundable deposit paid to an entity is deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. Our land purchase and lot option deposits generally represent our maximum exposure to the land seller if we elect not to purchase the optioned property. In some instances, we may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as inventories owned, which we would have to write-off should we not exercise the option. Therefore, whenever we enter into a land option or purchase contract with an entity and make a non-refundable deposit, a variable interest entity (“VIE”) may have been created. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

9. Capitalization of Interest

We follow the practice of capitalizing interest to inventories owned during the period of development and to investments in unconsolidated homebuilding and land development joint ventures in accordance with ASC Topic 835, Interest (“ASC 835”). Homebuilding interest capitalized as a cost of inventories owned is included in cost of sales as related units or lots are sold. Interest capitalized to investments in unconsolidated homebuilding and land development joint ventures is included as a reduction of income from unconsolidated joint ventures when the related homes or lots are sold to third parties. Interest capitalized to investments in unconsolidated land development joint ventures is transferred to inventories owned if the underlying lots are purchased by us. To the extent our debt exceeds our qualified assets as defined in ASC 835, we expense a portion of the interest incurred by us. Qualified assets represent communities that are actively selling or under development as well as investments in homebuilding and land development unconsolidated joint ventures. During the nine months ended September 30, 2017 and 2016, our qualified assets exceeded our debt, and as a result, all of our homebuilding interest incurred during these periods was capitalized in accordance with ASC 835.

The following is a summary of homebuilding interest capitalized to inventories owned and investments in unconsolidated joint ventures, amortized to cost of sales and income (loss) from unconsolidated joint ventures and expensed as interest expense, for the three and nine months ended September 30, 2017 and 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Dollars in thousands)
Total interest incurred (1)	$52,972	$56,872	$156,845	$175,207
Less: Interest capitalized to inventories owned (1)	(52,158)	(55,761)	(154,371)	(172,170)
Less: Interest capitalized to investments in unconsolidated joint ventures	(814)	(1,111)	(2,474)	(3,037)

Interest expense	$—	$—	$—	$—

Interest previously capitalized to inventories owned, included in cost of home sales	$48,912	$44,636	$140,687	$115,367
Interest previously capitalized to inventories owned, included in cost of land sales	$—	$115	$—	$1,596
Interest previously capitalized to investments in unconsolidated joint ventures, included in income (loss) from unconsolidated joint ventures	$5	$613	$13	$613
Interest capitalized in ending inventories owned (2)	$379,884	$362,807	$379,884	$362,807
Interest capitalized as a percentage of inventories owned	5.5%	5.6%	5.5%	5.6%
Interest capitalized in ending investments in unconsolidated joint ventures (2)	$5,324	$3,224	$5,324	$3,224
Interest capitalized as a percentage of investments in unconsolidated joint ventures	4.1%	2.3%	4.1%	2.3%

(1)	Total interest incurred and interest capitalized to inventories owned during the nine months ended September 30, 2016 includes a $9 million increase related to the valuation of the 1.625% convertible senior notes that was completed during the 2016 first quarter.
(2)	During the three and nine months ended September 30, 2017, in connection with lot purchases from our joint ventures, $0 and $0.5 million, respectively, of capitalized interest was transferred from investments in unconsolidated joint ventures to inventories owned.

10. Investments in Unconsolidated Land Development and Homebuilding Joint Ventures

Income (loss) from unconsolidated joint ventures reflected in the accompanying condensed consolidated statements of operations represents our share of the income (loss) of our unconsolidated land development and homebuilding joint ventures, which is allocated based on the provisions of the underlying joint venture operating agreements less any additional impairments, if any, recorded against our investments in joint ventures which we do not deem recoverable. In addition, we defer recognition of our share of income that relates to lots purchased by us from land development joint ventures until we ultimately sell the homes to be constructed to third parties, at which time we account for these earnings as a reduction of the cost basis of the lots purchased from these joint ventures.

During each of the nine months ended September 30, 2017 and 2016, all of our investments in unconsolidated joint ventures were reviewed for impairment. Based on the impairment review, no joint venture communities were determined to be impaired for the nine months ended September 30, 2017, and we recorded a $1.0 million impairment charge during the three and nine months ended September 30, 2016, related to one joint venture in the West.

Our investments in unconsolidated joint ventures may represent a variable interest in a VIE depending on, among other things, the economic interests of the members of the entity and the contractual terms of the arrangement. We analyze all of our unconsolidated joint ventures under the provisions of ASC 810 to determine whether these entities are deemed to be VIEs, and if so, whether we are the primary beneficiary. As of September 30, 2017, with the exception of two homebuilding joint ventures that we consolidated during 2017 in accordance with ASC 810, all of our homebuilding and land development joint ventures with unrelated parties were determined under the provisions of ASC 810 to be unconsolidated joint ventures either because they were not deemed to be VIEs and we did not have a controlling interest, or, if they were a VIE, we were not deemed to be the primary beneficiary. Based on our assessment of each consolidated joint venture’s operating agreement in accordance with ASC 810, we determined that two joint ventures were either (1) a consolidated VIE where CalAtlantic Group, Inc. is the primary beneficiary that has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity and right to receive benefits from the entity that could be potentially significant to the joint venture or (2) a consolidated joint venture in which CalAtlantic Group, Inc. has a controlling financial interest. As a result of consolidating these two entities, we have $13.9 million of noncontrolling interest reflected in the accompanying condensed consolidated balance sheets as of September 30, 2017.

11. Warranty Costs

Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts accrued are based upon historical experience. Indirect warranty overhead salaries and related costs are charged to cost of sales in the period incurred. We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts recorded if necessary. Our warranty accrual is included in accrued liabilities in the accompanying condensed consolidated balance sheets.

Changes in our warranty accrual are detailed in the table set forth below:

	Nine Months Ended September 30,
	2017	2016
	(Dollars in thousands)
Warranty accrual, beginning of the period	$43,932	$40,691
Warranty costs accrued during the period	16,097	16,903
Warranty costs paid during the period	(18,303)	(15,088)

Warranty accrual, end of the period	$41,726	$42,506

12. Revolving Credit Facility and Letter of Credit Facilities

As of September 30, 2017, we were party to a $750 million unsecured revolving credit facility, $350 million of which is available for letters of credit, which matures in October 2019. The facility has an accordion feature under which the Company may increase the total commitment up to a maximum aggregate amount of $1.2 billion, subject to certain conditions, including the availability of additional bank commitments. Interest rates, as defined in the credit agreement, approximate (i) LIBOR (approximately 1.24% at September 30, 2017) plus 1.75%, or (ii) Prime (4.25% at September 30, 2017) plus 0.75%.

In addition to customary representations and warranties, the facility contains financial and other covenants, including a minimum tangible net worth requirement of $1.65 billion (which amount is subject to increase over time based on subsequent earnings and proceeds from equity offerings), a net homebuilding leverage covenant that prohibits the leverage ratio (as defined therein) from exceeding 2.00 to 1.00 and a land covenant that limits land not under development to an amount not to exceed tangible net worth. The Company is also required to maintain either (a) a minimum liquidity level (unrestricted cash in excess of interest incurred for the previous four quarters) or (b) a minimum interest coverage ratio (EBITDA to interest expense, as defined therein) of at least 1.25 to 1.00. We were in compliance with all of the revolving facility covenants as of September 30, 2017. The revolving facility also limits, among other things, the Company’s investments in joint ventures and the amount of the Company’s common stock that the Company can repurchase. On September 30, 2017, we had $295.6 million outstanding under the facility and the Company had outstanding letters of credit issued under the facility totaling $119.2 million, leaving $335.2 million available under the facility to be drawn.

As of September 30, 2017, in addition to our $350 million letter of credit sublimit under our revolving facility, we were party to four committed homebuilding letter of credit facilities totaling $48.0 million, of which $22.4 million was outstanding. These facilities require cash collateralization and have maturity dates ranging from October 2018 to August 2020. As of September 30, 2017, these facilities were secured by cash collateral deposits of $22.8 million. Upon maturity, we may renew or enter into new letter of credit facilities with the same or other financial institutions.

13. Secured Project Debt and Other Notes Payable

Our secured project debt and other notes payable consist of seller non-recourse financing and community development district and similar assessment district bond financings used to finance land acquisition, development and infrastructure costs for which we are responsible. At September 30, 2017, we had approximately $43.2 million outstanding in secured project debt and other notes payable.

14. Senior Notes Payable

Senior notes payable consisted of the following at:

	September 30, 2017	December 31, 2016
	(Dollars in thousands)
8.4% Senior Notes due May 2017	$—	$235,175
8.375% Senior Notes due May 2018	574,784	574,501
1.625% Convertible Senior Notes due May 2018	222,757	220,236
0.25% Convertible Senior notes due June 2019	258,035	253,777
6.625% Senior Notes due May 2020	315,430	319,909
8.375% Senior Notes due January 2021	396,087	395,246
6.25% Senior Notes due December 2021	297,980	297,623
5.375% Senior Notes due October 2022	249,331	249,230
5.875% Senior Notes due November 2024	426,558	296,982
5.25% Senior Notes due June 2026	395,323	297,483
5.00% Senior Notes due June 2027	347,103	—
1.25% Convertible Senior Notes due August 2032	—	252,046

	$3,483,388	$3,392,208

The carrying amount of our senior notes listed above are net of debt issuance costs and any discounts and premiums that are amortized to interest costs over the respective terms of the notes.

The Company’s 1.625% Convertible Senior Notes due 2018 are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. The 1.625% Convertible Notes bear interest at a rate of 1.625% per year and will mature on May 15, 2018, unless earlier converted or repurchased. The holders may convert their 1.625% Convertible Notes at any time into shares of the Company’s common stock at a conversion rate of 31.8845 shares of common stock per $1,000 of their principal amount (which is equal to a conversion price of approximately $31.36 per share), subject to adjustment. The Company may not redeem the 1.625% Convertible Notes prior to the stated maturity date.

The Company’s 0.25% Convertible Senior Notes due 2019 are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. The 0.25% Convertible Notes bear interest at a rate of 0.25% per year and will mature on June 1, 2019, unless earlier converted, redeemed or repurchased. The holders may convert their 0.25% Convertible Notes at any time into shares of the Company’s common stock at a conversion rate of 13.6157 shares of common stock per $1,000 of their principal amount (which is equal to a conversion price of approximately $73.44 per share), subject to adjustment. The Company may not redeem the 0.25% Convertible Notes prior to June 6, 2017. On or after that date, the Company may redeem for cash any or all of the 0.25% Convertible Notes, at its option, if the closing sale price of its common stock for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within 5 trading days immediately preceding the date on which it provides notice of redemption, including the last trading day of such 30 day trading period, exceeds 130 percent of the applicable conversion price on each applicable trading day. The redemption price will equal 100 percent of the principal amount of the 0.25% Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Our senior notes payable are all senior obligations and rank equally with our other existing senior indebtedness and, with the exception of our Convertible Notes, are redeemable at our option, in whole or in part, pursuant to a “make whole” formula. These notes contain various restrictive covenants, including, but not limited to, a limitation on secured indebtedness and a restriction on sale leaseback transactions. As of September 30, 2017, we were in compliance with the covenants required by our senior notes.

Many of our 100% owned direct and indirect subsidiaries (collectively, the “Guarantor Subsidiaries”) guarantee our outstanding senior notes. The guarantees are full and unconditional, and joint and several. Under our most restrictive indenture, a Guarantor Subsidiary will be released and relieved of any obligations under the applicable note guarantee in the event that i) such Guarantor Subsidiary ceases to be a restricted subsidiary in the homebuilding segment or ii) in the event of a sale or other disposition of such Guarantor Subsidiary, in compliance with the indenture, and such Guarantor Subsidiary ceases to guaranty any other debt of the Company. Please see Note 21 for supplemental financial statement information about our guarantor subsidiaries group and non-guarantor subsidiaries group.

In April 2017, the Company issued $225 million in aggregate principal amount of senior notes, consisting of $125 million aggregate principal amount of additional notes to the Company’s existing 5.875% Senior Notes due 2024 and $100 million aggregate principal amount of additional notes to the Company’s existing 5.25% Senior Notes due 2026, each of which are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. A portion of the net proceeds of this issuance were used to repay the remaining $230 million principal balance of our 8.4% Senior Notes upon maturity in May 2017.

During June 2017, the Company issued $350 million in aggregate principal amount of 5.00% Senior Notes due 2027, which are senior unsecured obligations of the Company and are guaranteed by the guarantors of our other senior notes on a senior unsecured basis. A portion of the net proceeds of this issuance were used to repurchase and repay the aggregate principal balance of our 1.25% Convertible Senior Notes due August 2032.

During August 2017, the Company redeemed for cash, at a redemption price equal to 100% of the principal amount, all of the remaining $253 million of our 1.25% Convertible Senior Notes which were scheduled to mature on August 1, 2032.

15. Mortgage Credit Facility

At September 30, 2017, we had $152.8 million outstanding under our mortgage financing subsidiary’s mortgage credit facility. This mortgage credit facility consisted of a $300 million uncommitted repurchase facility, maturing in June 2018. This facility requires our mortgage financing subsidiary to maintain cash collateral accounts, which totaled $3.0 million as of September 30, 2017, and also contains financial covenants which require CalAtlantic Mortgage to, among other things, maintain a minimum level of tangible net worth, not to exceed a debt to tangible net worth ratio, maintain a minimum liquidity amount based on a measure of total assets (inclusive of the cash collateral requirement), and satisfy pretax income (loss) requirements. As of September 30, 2017, CalAtlantic Mortgage was in compliance with the financial and other covenants contained in this facility.

16. Disclosures about Fair Value

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a framework for measuring fair value, expands disclosures regarding fair value measurements and defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Further, ASC 820 requires us to maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. The three levels of the hierarchy are as follows:

•	Level 1 - quoted prices for identical assets or liabilities in active markets;

•	Level 2 - quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3 - valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Financial instruments measured at fair value on a recurring basis:

		Fair Value at
	Fair Value Hierarchy	September 30, 2017	December 31, 2016
		(Dollars in thousands)
Marketable securities, available-for-sale
Municipal debt securities	Level 2	$9,387	$9,387
Metropolitan district bond securities	Level 3	$15,142	$8,711
Mortgage loans held for sale	Level 2	$163,352	$265,542

Marketable Securities, Available-for-sale

Marketable securities that are available-for-sale are comprised mainly of municipal debt securities and metropolitan district bond securities. The Company’s municipal debt securities are valued based on quoted market prices of similar instruments, which uses Level 2 inputs, and the metropolitan district bond securities are based on a discounted future cash flow model, which uses Level 3 inputs. The primary unobservable inputs used in our discounted cash flow model are (1) the forecasted number of homes to be closed, as homes drive increases to the taxpaying base for the metropolitan district, (2) the forecasted assessed value of those closed homes and (3) the discount rate.

Mortgage loans held for sale

Mortgage loans held for sale consist of FHA, VA, USDA and agency first mortgages on single-family residences which are eligible for sale to FNMA/FHLMC, GNMA or other investors, as applicable. Fair values of these loans are based on quoted prices from third party investors when preselling loans.

Financial instruments for which we have not elected the fair value option in accordance with ASC 825:

		September 30, 2017		December 31, 2016
Description	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(Dollars in thousands)
Financial services assets:
Mortgage loans held for investment, net	Level 2	$25,510	$25,510	$24,924	$24,924
Homebuilding liabilities:
Senior and convertible senior notes payable, net	Level 2	$3,483,388	$3,753,098	$3,392,208	$3,617,838

Mortgage Loans Held for Investment - Fair value of these loans is based on the estimated market value of the underlying collateral based on market data and other factors for similar type properties as further adjusted to reflect the estimated net realizable value of carrying the loans through disposition.

Senior and Convertible Senior Notes Payable - The senior notes are traded over the counter and their fair values were estimated based upon the values of their last trade at the end of the period.

The fair value of our cash and equivalents, restricted cash, accounts payable and accrued liabilities, secured project debt and other notes payable, revolving credit facility, and mortgage credit facility approximate their carrying amounts due to the short-term nature and/or variable interest rate attribute of these assets and liabilities.

17. Commitments and Contingencies

a. Land Purchase and Option Agreements

We are subject to obligations associated with entering into contracts for the purchase of land and improved homesites. These purchase contracts typically require us to provide a cash deposit or deliver a letter of credit in favor of the seller, and our purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements by the sellers, including obtaining applicable property and development entitlements. We also utilize option contracts with land sellers as a method of acquiring land in staged takedowns, to help us manage the financial and market risk associated with land holdings, and to reduce the near-term use of funds from our corporate financing sources. Option contracts generally require a non-refundable deposit for the right to acquire lots over a specified period of time at predetermined prices. We generally have the right at our discretion to terminate our obligations under both purchase contracts and option contracts by forfeiting our cash deposit or by repaying amounts drawn under a letter of credit provided by us with no further financial responsibility to the land seller, although in certain instances, the land seller has the right to compel us to purchase a specified number of lots at predetermined prices.

In some instances, we may also expend funds for due diligence, development and construction activities with respect to our land purchase and option contracts prior to purchase, which we would have to write off should we not purchase the land. At September 30, 2017, we had non-refundable cash deposits outstanding of approximately $80.3 million and capitalized pre-acquisition and other development and construction costs of approximately $31.3 million relating to land purchase and option contracts having a total remaining purchase price of approximately $995.1 million.

Our utilization of option contracts is dependent on, among other things, the availability of land sellers willing to enter into option takedown arrangements, the availability of capital to financial intermediaries, general housing market conditions, and geographic preferences. Options may be more difficult to procure from land sellers in strong housing markets and are more prevalent in certain geographic regions.

b. Land Development and Homebuilding Joint Ventures

Our joint ventures have historically obtained secured acquisition, development and construction financing designed to reduce the use of funds from corporate financing sources. As of September 30, 2017, we held ownership interests in 28 homebuilding and land development joint ventures, of which 14 were active and 14 were inactive or winding down. As of September 30, 2017, we had no unconsolidated joint ventures with project specific debt outstanding. At September 30, 2017, we had no joint venture surety bonds outstanding subject to indemnity arrangements by us.

c. Surety Bonds

We obtain surety bonds in the normal course of business to ensure completion of the infrastructure of our communities. At September 30, 2017, we had approximately $1,002.2 million in surety bonds outstanding, with respect to which we had an estimated $506.1 million remaining in cost to complete.

d. Mortgage Loans and Commitments

We commit to making mortgage loans to our homebuyers through our mortgage financing subsidiary, CalAtlantic Mortgage. CalAtlantic Mortgage sells substantially all of the loans it originates in the secondary mortgage market and finances these loans under its mortgage credit facility for a short period of time (typically for 30 to 45 days), as investors complete their administrative review of applicable loan documents. Mortgage loans in process for which interest rates were committed to borrowers totaled approximately $291.6 million at September 30, 2017 and carried a weighted average interest rate of approximately 4.0%. Interest rate risks related to these obligations are mitigated by CalAtlantic Mortgage through the preselling of loans to investors or through its interest rate hedging program. As of September 30, 2017, CalAtlantic Mortgage had approximately $163.4 million in closed mortgage loans held for sale and $33.3 million of mortgage loans in process that we were committed to sell to investors subject to our funding of the loans and the investors’ completion of their administrative review of the applicable loan documents. In addition, as of September 30, 2017, CalAtlantic Mortgage had approximately $258.3 million of mortgage loans in process that were or are expected to be originated on a non-presold basis, substantially all of which were hedged by forward sale commitments of mortgage-backed securities prior to entering into loan sale transactions with third party investors.

Substantially all of the loans originated by CalAtlantic Mortgage are sold with servicing rights released on a non-recourse basis. These sales are generally subject to CalAtlantic Mortgage’s obligation to repay its gain on sale if the loan is prepaid by the borrower within a certain time period following such sale, or to repurchase the loan if, among other things, the purchaser’s underwriting guidelines are not met, or there is fraud in connection with the loan. During the nine months ended September 30, 2017 and 2016, CalAtlantic Mortgage recorded loan loss expense related to indemnification and repurchase allowances of $0.3 million and $0.1 million, respectively. As of September 30, 2017 and December 31, 2016, CalAtlantic Mortgage had indemnity and repurchase allowances related to loans sold of approximately $3.8 million and $3.6 million, respectively. In addition, during the nine months ended September 30, 2017 and 2016, CalAtlantic Mortgage made make-whole payments of $0.1 million and $0.3 million, respectively.

e. Insurance and Litigation Accruals

Insurance and litigation accruals are established with respect to estimated future claims cost. We maintain general liability insurance designed to protect us against a portion of our risk of loss from construction-related claims. We also generally require our subcontractors and design professionals to indemnify us for liabilities arising from their work, subject to various limitations. However, such indemnity is significantly limited with respect to certain subcontractors that are added to our general liability insurance policy. We record allowances to cover the estimated costs of our self-insurance liability based on an analysis performed by an independent third party actuary that uses our historical claim and expense data, as well as industry data to estimate these overall costs. Our total insurance and litigation accruals as of September 30, 2017 and December 31, 2016 were $233.8 million and $233.5 million, respectively, which are included in accrued liabilities in the accompanying condensed consolidated balance sheets. Because of the high degree of judgment required in determining these estimated accrual amounts, actual future claim costs could differ materially from our currently estimated amounts.

In July 2017, Weyerhaeuser Company notified the Company of an issue with a specific type of fire rated I-joist product manufactured after December 1, 2016. The Company estimates that the joist is present in approximately 370 Company homes located in our Colorado, Twin Cities and Philadelphia markets. Weyerhaeuser has committed to us that they will absorb the costs and directly pay for the repair of the affected homes, and as a result, we do not believe we will incur any material costs, expenses or charges as a result of this issue.

18. Income Taxes

We account for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for years in which taxes are expected to be paid or recovered. Changes to enacted tax rates could materially impact the recorded amount of our deferred tax asset.

Each quarter we assess our deferred tax asset to determine whether all or any portion of the asset is more likely than not unrealizable under ASC 740. We are required to establish a valuation allowance for any portion of the asset we conclude is more likely than not to be unrealizable. Our assessment considers, among other things, the nature, frequency and severity of our prior and cumulative losses, forecasts of our future taxable income, the duration of statutory carryforward periods, our utilization experience with operating loss and tax credit carryforwards, and tax planning alternatives.

Our 2017 third quarter provision for income taxes of $52.8 million primarily related to our $146.2 million of pretax income. As of September 30, 2017, we had a $309.2 million deferred tax asset which was partially offset by a valuation allowance of $1.9 million related to state net operating loss carryforwards that are limited by shorter carryforward periods. As of such date, $96.0 million of our deferred tax asset related to net operating loss carryforwards is subject to the Internal Revenue Code Section 382 gross annual deduction limitation of $15.6 million for both federal and state purposes. Additionally, $16.1 million of our state deferred tax asset related to net operating losses is subject to 382 limitations resulting from our October 1, 2015 merger with Ryland, and $5.0 million related to state net operating loss carryforwards that are not limited by Section 382. The remaining deferred tax asset balance of $192.1 million represented deductible timing differences, primarily related to inventory impairments and financial accruals, which have no expiration date. As of September 30, 2017 and December 31, 2016, our liability for unrecognized tax benefits was $14.0 million and $12.1 million, respectively, which is included in accrued liabilities in the accompanying condensed consolidated balance sheets. In addition, as of September 30, 2017, we remained subject to examination by various tax jurisdictions for the tax years ended December 31, 2012 through 2016.

19. Subsequent Event

On October 29, 2017, the Company and Lennar Corporation (“Lennar”) entered into an Agreement and Plan of Merger (the “Merger”). At the effective time of the Merger, each share of common stock of the Company issued and outstanding will be converted into and become the right to receive either (i) subject to adjustment, 0.885 shares (as adjusted, the “Exchange Ratio”) of Class A common stock of Lennar (“Lennar stock”) or (ii) $48.26 in cash. Holders of Company common stock will have the option to elect to receive their consideration in the Merger in cash or stock, subject to proration to the extent cash to be paid to all such holders electing to receive cash consideration would exceed $1.16 billion. At the effective time of the Merger, (i) the Company’s options, restricted stock units and stock appreciation rights will be converted into the option to acquire or right to receive in lieu of Company common stock, the number of shares of Lennar stock, as determined in accordance with the exchange ratio, and (ii) the Company’s convertible notes will remain outstanding and become convertible in lieu of Company common stock, the number of shares of Lennar stock, as determined in accordance with the Exchange Ratio. It is expected that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. The consummation of the Merger is subject to the satisfaction or waiver of certain customary conditions, including the approval of the Merger by the Company’s stockholders and the stockholders of Lennar. For additional information about the Merger Agreement, reference is made to the Current Report on Form 8-K filed by the Company on October 30, 2017, which is incorporated by reference herein.

20. Supplemental Disclosures to Condensed Consolidated Statements of Cash Flows

The following are supplemental disclosures to the condensed consolidated statements of cash flows:

	Nine Months Ended September 30,
	2017	2016
	(Dollars in thousands)
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes	$177,332	$150,822
Supplemental Disclosures of Noncash Activities:
Increase in secured project debt for assets acquired	$16,480	$25,625

21. Supplemental Guarantor Information

Certain of our 100% owned direct and indirect subsidiaries guarantee our outstanding senior notes payable (please see Note 14 “Senior Notes Payable”). Presented below are the condensed consolidated financial statements for our guarantor subsidiaries and non-guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Three Months Ended September 30, 2017
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Homebuilding:
Revenues	$647,336	$632,262	$236,245	$—	$1,515,843
Cost of sales	(528,858)	(505,367)	(178,483)	—	(1,212,708)

Gross margin	118,478	126,895	57,762	—	303,135

Selling, general and administrative expenses	(68,237)	(80,147)	(20,045)	—	(168,429)
Income (loss) from unconsolidated joint ventures	981	252	4,193	—	5,426
Equity income of subsidiaries	62,765	—	—	(62,765)	—
Interest income (expense), net	845	(519)	(326)	—	—
Other income (expense)	(3,714)	(287)	2,763	—	(1,238)

Homebuilding pretax income	111,118	46,194	44,347	(62,765)	138,894

Financial Services:
Financial services pretax income	—	—	7,278	—	7,278

Income before taxes	111,118	46,194	51,625	(62,765)	146,172
Provision for income taxes	(17,766)	(22,788)	(12,266)	—	(52,820)

Net income	$93,352	$23,406	$39,359	$(62,765)	$93,352

21. Supplemental Guarantor Information (continued)

	Three Months Ended September 30, 2016
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Homebuilding:
Revenues	$707,397	$656,095	$307,466	$—	$1,670,958
Cost of sales	(561,856)	(520,810)	(213,600)	—	(1,296,266)

Gross margin	145,541	135,285	93,866	—	374,692

Selling, general and administrative expenses	(75,217)	(75,834)	(19,764)	—	(170,815)
Income (loss) from unconsolidated joint ventures	(717)	44	1,904	—	1,231
Equity income of subsidiaries	95,380	—	—	(95,380)	—
Interest income (expense), net	1,075	(886)	(189)	—	—
Other income (expense)	(3,602)	(762)	195	—	(4,169)

Homebuilding pretax income	162,460	57,847	76,012	(95,380)	200,939

Financial Services:
Financial services pretax income	—	—	9,807	—	9,807

Income before taxes	162,460	57,847	85,819	(95,380)	210,746
Provision for income taxes	(30,112)	(23,111)	(25,175)	—	(78,398)

Net income	$132,348	$34,736	$60,644	$(95,380)	$132,348

21. Supplemental Guarantor Information (continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Nine Months Ended September 30, 2017
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Homebuilding:
Revenues	$1,955,915	$1,835,567	$683,174	$—	$4,474,656
Cost of sales	(1,592,317)	(1,468,154)	(512,348)	—	(3,572,819)

Gross margin	363,598	367,413	170,826	—	901,837

Selling, general and administrative expenses	(203,674)	(237,232)	(57,796)	—	(498,702)
Income (loss) from unconsolidated joint ventures	2,006	550	7,204	—	9,760
Equity income of subsidiaries	178,762	—	—	(178,762)	—
Interest income (expense), net	2,439	(1,724)	(715)	—	—
Other income (expense)	(9,612)	(543)	6,073	—	(4,082)

Homebuilding pretax income	333,519	128,464	125,592	(178,762)	408,813

Financial Services:
Financial services pretax income	—	—	23,475	—	23,475

Income before taxes	333,519	128,464	149,067	(178,762)	432,288
Provision for income taxes	(58,553)	(61,411)	(37,358)	—	(157,322)

Net income	$274,966	$67,053	$111,709	$(178,762)	$274,966

21. Supplemental Guarantor Information (continued)

	Nine Months Ended September 30, 2016
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Homebuilding:
Revenues	$1,817,935	$1,866,598	$750,470	$—	$4,435,003
Cost of sales	(1,451,579)	(1,486,644)	(533,543)	—	(3,471,766)

Gross margin	366,356	379,954	216,927	—	963,237

Selling, general and administrative expenses	(201,503)	(220,595)	(51,112)	—	(473,210)
Income (loss) from unconsolidated joint ventures	29	444	2,170	—	2,643
Equity income of subsidiaries	229,414	—	—	(229,414)	—
Interest income (expense), net	3,685	(2,785)	(900)	—	—
Other income (expense)	(10,885)	(1,241)	134	—	(11,992)

Homebuilding pretax income	387,096	155,777	167,219	(229,414)	480,678

Financial Services:
Financial services pretax income	—	—	24,889	—	24,889

Income before taxes	387,096	155,777	192,108	(229,414)	505,567
Provision for income taxes	(69,327)	(66,659)	(51,812)	—	(187,798)

Net income	$317,769	$89,118	$140,296	$(229,414)	$317,769

21. Supplemental Guarantor Information (continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	September 30, 2017
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
ASSETS
Homebuilding:
Cash and equivalents	$25,694	$31,465	$26,151	$—	$83,310
Restricted cash	—	—	29,620	—	29,620
Intercompany receivables	2,121,692	—	398,530	(2,520,222)	—
Inventories:
Owned	3,208,403	2,279,408	1,458,955	—	6,946,766
Not owned	44,285	37,100	10,559	—	91,944
Investments in unconsolidated joint ventures	5,895	3,750	121,047	—	130,692
Investments in subsidiaries	2,131,970	—	—	(2,131,970)	—
Deferred income taxes, net	313,894	—	—	(6,643)	307,251
Goodwill	970,185	—	15,000	—	985,185
Other assets	172,296	43,380	19,459	—	235,135

Total Homebuilding Assets	8,994,314	2,395,103	2,079,321	(4,658,835)	8,809,903

Financial Services:
Cash and equivalents	—	—	46,357	—	46,357
Restricted cash	—	—	21,205	—	21,205
Mortgage loans held for sale, net	—	—	160,068	—	160,068
Mortgage loans held for investment, net	—	—	25,510	—	25,510
Other assets	—	—	17,792	(1,801)	15,991

Total Financial Services Assets	—	—	270,932	(1,801)	269,131

Total Assets	$8,994,314	$2,395,103	$2,350,253	$(4,660,636)	$9,079,034

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$95,533	$58,196	$24,023	$—	$177,752
Accrued liabilities and intercompany payables	365,920	1,260,516	1,066,124	(2,130,136)	562,424
Revolving credit facility	295,600	—	—	—	295,600
Secured project debt and other notes payable	424,662	—	17,018	(398,530)	43,150
Senior notes payable	3,483,388	—	—	—	3,483,388

Total Homebuilding Liabilities	4,665,103	1,318,712	1,107,165	(2,528,666)	4,562,314

Financial Services:
Accounts payable and other liabilities	—	—	20,831	—	20,831
Mortgage credit facility	—	—	152,786	—	152,786

Total Financial Services Liabilities	—	—	173,617	—	173,617

Total Liabilities	4,665,103	1,318,712	1,280,782	(2,528,666)	4,735,931

Equity:
Total Stockholders’ Equity	4,329,211	1,076,391	1,055,579	(2,131,970)	4,329,211
Noncontrolling interest	—	—	13,892	—	13,892

Total Equity	4,329,211	1,076,391	1,069,471	(2,131,970)	4,343,103

Total Liabilities and Equity	$8,994,314	$2,395,103	$2,350,253	$(4,660,636)	$9,079,034

21. Supplemental Guarantor Information (continued)

CONDENSED CONSOLIDATING BALANCE SHEET

	December 31, 2016
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
ASSETS
Homebuilding:
Cash and equivalents	$105,261	$38,211	$47,614	$—	$191,086
Restricted cash	—	—	28,321	—	28,321
Intercompany receivables	2,045,773	—	334,926	(2,380,699)	—
Inventories:
Owned	2,825,234	2,277,840	1,335,718	—	6,438,792
Not owned	30,953	32,596	2,718	—	66,267
Investments in unconsolidated joint ventures	4,469	4,923	117,735	—	127,127
Investments in subsidiaries	1,954,418	—	—	(1,954,418)	—
Deferred income taxes, net	337,021	—	—	(6,643)	330,378
Goodwill	970,185	—	—	—	970,185
Other assets	165,214	36,725	2,550	—	204,489

Total Homebuilding Assets	8,438,528	2,390,295	1,869,582	(4,341,760)	8,356,645

Financial Services:
Cash and equivalents	—	—	17,041	—	17,041
Restricted cash	—	—	21,710	—	21,710
Mortgage loans held for sale, net	—	—	262,058	—	262,058
Mortgage loans held for investment, net	—	—	24,924	—	24,924
Other assets	—	—	28,467	(1,801)	26,666

Total Financial Services Assets	—	—	354,200	(1,801)	352,399

Total Assets	$8,438,528	$2,390,295	$2,223,782	$(4,343,561)	$8,709,044

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$92,611	$78,729	$40,440	$—	$211,780
Accrued liabilities and intercompany payables	387,098	1,302,228	964,796	(2,054,217)	599,905
Secured project debt and other notes payable	359,025	—	3,480	(334,926)	27,579
Senior notes payable	3,392,208	—	—	—	3,392,208

Total Homebuilding Liabilities	4,230,942	1,380,957	1,008,716	(2,389,143)	4,231,472

Financial Services:
Accounts payable and other liabilities	—	—	22,559	—	22,559
Mortgage credit facility	—	—	247,427	—	247,427

Total Financial Services Liabilities	—	—	269,986	—	269,986

Total Liabilities	4,230,942	1,380,957	1,278,702	(2,389,143)	4,501,458

Equity:
Total Equity	4,207,586	1,009,338	945,080	(1,954,418)	4,207,586

Total Liabilities and Equity	$8,438,528	$2,390,295	$2,223,782	$(4,343,561)	$8,709,044

21. Supplemental Guarantor Information (continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2017
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Cash Flows From Operating Activities:
Net cash provided by (used in) operating activities	$(287,435)	$16,744	$147,216	$—	$(123,475)

Cash Flows From Investing Activities:
Investments in unconsolidated homebuilding joint ventures	(178)	(79)	(32,955)	—	(33,212)
Distributions of capital from unconsolidated homebuilding joint ventures	500	1,867	10,403	—	12,770
Net cash paid for acquisitions	—	—	(44,477)	—	(44,477)
Loan to parent and subsidiaries	—	—	(65,054)	65,054	—
Other investing activities	(2,098)	(1,519)	(7,496)	—	(11,113)

Net cash provided by (used in) investing activities	(1,776)	269	(139,579)	65,054	(76,032)

Cash Flows From Financing Activities:
Change in restricted cash	—	—	(794)	—	(794)
Borrowings from revolving credit facility	685,550	—	—	—	685,550
Principal payments on revolving credit facility	(389,950)	—	—	—	(389,950)
Principal payments on secured project debt and other notes payable	—	—	(909)	—	(909)
Principal payment on senior notes payable	(483,000)	—	—	—	(483,000)
Proceeds from the issuance of senior notes payable	579,125	—	—	—	579,125
Payment of debt issuance costs	(5,019)	—	—	—	(5,019)
Loan from subsidiary	65,054	—	—	(65,054)	—
Net proceeds from (payments on) mortgage credit facility	—	—	(94,641)	—	(94,641)
(Contributions to) distributions from Corporate and subsidiaries	1,210	—	(1,210)	—	—
Repurchases of common stock	(150,014)	—	—	—	(150,014)
Common stock dividend payments	(13,427)	—	—	—	(13,427)
Issuance of common stock under employee stock plans, net of tax withholdings	(5,807)	—	—	—	(5,807)
Other financing activities	—	—	(67)	—	(67)
Intercompany advances, net	(74,078)	(23,759)	97,837	—	—

Net cash provided by (used in) financing activities	209,644	(23,759)	216	(65,054)	121,047

Net increase (decrease) in cash and equivalents	(79,567)	(6,746)	7,853	—	(78,460)
Cash and equivalents at beginning of period	105,261	38,211	64,655	—	208,127

Cash and equivalents at end of period	$25,694	$31,465	$72,508	$—	$129,667

21. Supplemental Guarantor Information (continued)

	Nine Months Ended September 30, 2016
	CalAtlantic Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated CalAtlantic Group, Inc.
	(Dollars in thousands)
Cash Flows From Operating Activities:
Net cash provided by (used in) operating activities	$(49,169)	$16,087	$200,744	$—	$167,662

Cash Flows From Investing Activities:
Investments in unconsolidated homebuilding joint ventures	(235)	(192)	(26,573)	—	(27,000)
Distributions of capital from unconsolidated homebuilding joint ventures	1,107	333	22,287	—	23,727
Loan to parent and subsidiaries	—	—	(88,800)	88,800	—
Other investing activities	(325)	(1,958)	(3,106)	—	(5,389)

Net cash provided by (used in) investing activities	547	(1,817)	(96,192)	88,800	(8,662)

Cash Flows From Financing Activities:
Change in restricted cash	—	—	7,309	—	7,309
Borrowings from revolving credit facility	1,008,000	—	—	—	1,008,000
Principal payments on revolving credit facility	(862,000)	—	—	—	(862,000)
Principal payments on secured project debt and other notes payable	(9,985)	—	(404)	—	(10,389)
Principal payments on senior notes payable	(280,000)	—	—	—	(280,000)
Proceeds from the issuance of senior notes payable	300,000	—	—	—	300,000
Payment of debt issue costs	(2,657)	—	—	—	(2,657)
Loan from subsidiary	88,800	—	—	(88,800)	—
Net proceeds from (payments on) mortgage credit facility	—	—	(141,524)	—	(141,524)
(Contributions to) distributions from Corporate and subsidiaries	18,350	—	(18,350)	—	—
Repurchases of common stock	(137,464)	—	—	—	(137,464)
Common stock dividend payments	(14,264)	—	—	—	(14,264)
Issuance of common stock under employee stock plans, net of tax withholdings	1,868	—	—	—	1,868
Other financing activities	—	(199)	—	—	(199)
Intercompany advances, net	49,757	(95,992)	46,235	—	—

Net cash provided by (used in) financing activities	160,405	(96,191)	(106,734)	(88,800)	(131,320)

Net increase (decrease) in cash and equivalents	111,783	(81,921)	(2,182)	—	27,680
Cash and equivalents at beginning of period	6,387	112,852	67,355	—	186,594

Cash and equivalents at end of period	$118,170	$30,931	$65,173	$—	$214,274